SCORES
Holding Company Inc.

THIS AGREEMENT made and entered into this day of September 30, 2010 by and between SCORES HOLDING COMPANY, INC., a New York corporation with its principal office at 533-535 West 27th Street, New York, NY 10001 ("SCRH" or "Licensor") and Tampa Food & Entertainment, Inc. with its principal office at 2310 N Dale Mabry Hwy, Tampa, FL 33607 ("Licensee"),

WITNESSETH:

WHEREAS, SCRH is the owner of the SCORES trademarks and related intellectual property listed on Exhibit A (the "Scores Name Trademarks"); and

WHEREAS, SCORES LICENSING CORP., a wholly owned subsidiary of SCRH, is the owner of the SCORES trademarks and related intellectual property listed on Exhibit B (the "Diamond Dollar Trademarks") (the Scores Name Trademarks and the Diamond Dollar Trademarks will be referred to collectively as the "Scores Trademarks"); and

WHEREAS, Licensee intends to own and operate a nightclub/restaurant to be located in Tampa, Florida (the "Location") which will conduct business under the name "Scores" (the "Business"); and

WHEREAS, Licensee will hereby receive the right and license to use the Scores Trademarks in connection with the operation of Scores at the Location, and the sale of certain merchandise, for the Term (as defined below):

NOW, THEREFORE, for and in consideration of the promises, covenants, and Agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties agree as follows:

1. LICENSE GRANT.

(a) Business. Licensor hereby grants to Licensee and Licensee accepts, an exclusive license to use the Scores Trademarks in the territory specified in subparagraph(e) below (the "Territory"), during the term of this Agreement as specified in Paragraph 12 below (the "Term") in connection with the Business subject to the terms and conditions of this License Agreement.

(b) Merchandising. Licensor hereby grants to Licensee, on the terms and conditions set forth herein an exclusive non-exclusive license in the Territory during the Term to use the Scores Trademarks in connection with the retail sale of commercial merchandise, including, but not

limited to, tee-shirts, sweatshirts, sweat pants, jackets, baseball hats, key rings, and other similar merchandise (the "Merchandise"), all to be sold at the site of the of the Business,

(c) Territorial Exclusivity. Licensor shall not grant the right to use the Scores Trademarks to any third party within Hillsborough, Pinellas and Pasco Counties and Tampa, FL. In the event that the Licensee desires a license to use the Scores Trademarks for another location or locations within the aforementioned geographical areas, the Licensee shall, subject to Licensor's approval, shall enter into an agreement with Licensor containing terms and conditions substantially similar to the terms and conditions of this Agreement, except that royalties shall be subject to good faith negotiation. This shall include use of www.ScoresTampa.com

2. ROYALTIES AND OTHER PAYMENTS:

(a) Amount. Licensee agrees to pay Licensor a non-refundable $25,000.00 initial licensing good faith fee due upon signing. Special fees for the initial 12 months a flat fee of $6,000.00 per month the first (6) months will be paid in advance and such payment of $36,000.00 will be paid in advance along with the $25,000.00 initial good faith licensing fee due upon signing. Thereafter fees will be $6,000.00 for months 7-12; thereafter payment will be at 4.99% monthly of the Net Revenues of Licensee earned in connection with Scores or $10,000 per month whichever is greater. Net Revenues means 100% of Licensee's receipts received from the operation of the Business ("Gross Revenues), less all actual local sales taxes paid, amounts specifically designated by customers on credit card receipts as "tips for service," credit card discount fees, complementary food and beverage sales (subject to reasonable limitations). Gross Revenues include all revenues from operation of the Business including, but not limited to, Liquor Revenue, Beer Revenue, Champagne Revenue, Shot Girl House Fees, Wine Revenue Non-Alcoholic Beverage Revenue, Food Revenue, Party Revenue, Admission Fees Club, Admission Fees for Private Rooms, Room Rental, Humidor Revenue, Cigar Revenue, Cigarette Revenue, Candy Revenue, Novelty Revenue. Valet Revenue, Coat Check Revenue, Concession – Cigarette, Concession – Bathroom, Concession – Massage, Concession – Tarot, Dressing Room Rent, House Fees Entertainers, House Fees DJ's, House Fees Floor Manager, House Fees Service Personnel, Feature – Calendar, Feature – Novelty, Feature – Video, Feature – Cigar and Internet Revenue and will also include the fee charged to customers for the purchase of Diamond Dollars® and the fee paid by entertainers for cashing in Diamond Dollars®.

(b) Royalty Reports. Licensee shall furnish Licensor with written reports describing in detail all sales relative to the Business. The reports shall be prepared and sent to Licensor not later than seven (7) days following the end of each month. Reports will be adjusted on a quarterly basis (if necessary), not later than ten (10) days after each calendar quarter period ending in March, June, September and December of each year. Payment of royalties due under this Paragraph shall be made within ten (10) days of the issuance of each royalty report set forth above. PAYMENT IS DUE AT SCORES NY OFFICE NO LATER THEN 10 DAYS AFTER CLOSE OF THE MONTH.

3. APPROVAL BY LICENSOR. In order to preserve the value, goodwill and reputation of the Scores Trademarks, Licensee and Licensor shall consult each other during the Term hereof with regard to any marketing, advertising or promotional activities pursuant to the Business and Licensor will have the right to approve, (not to be unreasonably withheld), all advertisements, promotional, marketing and other similar materials, including but not limited to the images and format of Diamond Dollars ® for the Location. Furthermore, prior to releasing or using any promotional, marketing, advertising or other similar materials which have not been approved by Licensor in the twenty-four (24) month period preceding the proposed use or in the event Licensee intends to utilize any such materials which have been used in the past 24 months but intends to do so in a media not used by Licensor in the 24-month period preceding the proposed use, Licensee shall first obtain the prior written consent of Licensor for such use, which shall not be unreasonably withheld. In connection with obtaining such consent, Licensee shall send copies of all materials and media for the proposed use so that Licensor can thoroughly evaluate the proposed use. Licensor agrees to inform the Licensee of its decision regarding any approvals within twenty-four (24) hours of receiving all materials and media for approval.

4. COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS. Licensee is responsible for the compliance with all applicable laws and safety standards regarding the operation of the Business, the Location, other licensed locations and the use of the Scores Trademarks herein. Licensor's approval of submissions pursuant to Paragraph 3 above in no way effects, alters, diminishes or waives Licensee's obligations hereunder or under Licensee's obligation to indemnify Licensor as set forth herein below. Licensor agrees to cooperate with Licensee and modify its standard business practices as may be necessary to comply with local ordinances and/or laws, rules and regulations.

5. BOOKS AND RECORDS. Licensee shall, for a minimum of three (3) years from their rendition, keep full and accurate books of account, records, data and memoranda representing Licensee's sales. Licensee further gives Licensor the right, at its own cost and expense, to examine said books and records on reasonable notice, such examination to be conducted in such a manner as to not unreasonably interfere with the business of Licensee. Examinations shall not be conducted more than once in every three (3) month period. Licensee shall reasonably cooperate with Licensor in the event the owner of the Scores Trademarks requests an audit. Licensor or its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any examination, provided, however, that nothing contained herein shall be construed to prevent Licensor and/or its duly authorized representatives from using or disclosing said information in any court, arbitration, or other action instituted to enforce the rights of Licensor hereunder.

6. INTELLECTUAL PROPERTY RIGHTS.

(a) All copyrights, trademarks and/or patents in the Scores Trademarks and related intellectual property belong solely to Licensor and are within the scope of the license granted herein. Upon termination of this Agreement all intellectual property rights and rights granted herein in the Scores Trademarks immediately revert to Licensor or the owner of the Scores Trademarks and Licensee agrees to return to Licensor all original artwork, models, samples, prototypes, renderings and drawings incorporating the Scores Trademarks. Other than during the term hereof, all use by Licensee of the intellectual property rights of the Scores Trademarks shall inure to the sole benefit of Licensor and the owner of the Scores Trademarks. Licensee shall execute any and all documents necessary to confirm said reversions of rights and hereby appoints Licensor its attorney-in-fact for the sole and limited purpose of executing any such documents in the event Licensee is unwilling or unable to do so unless Licensee is relying upon the specific warranties set forth below. Licensee acknowledges the exclusive ownership of all intellectual property rights in and to the Scores Trademarks by the owner of the Scores Trademarks and will not take any action to interfere with or challenge said ownership, including but not limited to registering or attempting to register the same or similar marks or properties anywhere in the World, nor commence or participate in cancellation or opposition proceedings.

7. WARRANTIES. All warranties made herein are true on the date of execution hereof, shall remain true throughout the Term hereof and shall survive the end or sooner termination of this Agreement.

(a) Licensor hereby warrants that the granting of the license hereunder or the subsequent commercial exploitation of the license does not violate the intellectual property or contract rights of any third party, including the owner of the Scores Trademarks. Licensor further warrants that it has not violated and will not during the Term violate the rights of any third party in granting Licensee this license.

(b) Licensor hereby warrants that it is the exclusive Licensee of the Scores Trademarks, and has the sole and exclusive rights to sublicense the same on the terms set forth herein.

(c) All copyrights, trademarks and/or patents in the Scores Trademarks and related intellectual property belong solely to Licensor and are within the scope of the license granted herein.

(d) There are no claims, actions, proceedings, or judgments by the Owner of the Scores Trademarks against the Licensor which would in any way impede, hinder, impair or interfere with the Licensee's rights hereunder.

(e) Subject to and in reliance upon the Licensor's warranties above, Licensee hereby warrants that the acceptance of the license granted hereunder or the subsequent commercial exploitation of the license by the Licensee does not violate the intellectual property or contract rights of any third party. Licensee further warrants that it has not intentionally violated, and will not intentionally violate, the rights of any third party in accepting this license.

8. OFFENSIVE LITIGATION. Licensee agrees to give Licensor prompt notification of any third party actions that would constitute an infringement of the rights granted to it by this Agreement. Licensor shall prosecute, at its own discretion, infringement actions against any third party infringers and any recoveries obtained therein shall belong exclusively to Licensor. Licensee shall, at Licensor's expense, cooperate in all respects with Licensor's prosecution of said suits, including but not limited to being named as a party in any such suit, producing documents, appearing as witnesses, etc.

9. INDEMNIFICATION.

(a) Licensor agrees to indemnify and hold harmless Licensee from and against any and all damage, loss, and expense incurred as a result of the breach of any of Licensor's warranties herein. Any claims made against Licensee which would result in Licensor becoming obligated to indemnify Licensee hereunder shall not permit Licensee to withhold any amounts due Licensor hereunder.

(b) Licensee agrees to indemnify, defend, and hold harmless Licensor, its agents and employees from and against any and all loss and expense arising out of any claims of personal injury, product liability, wrongful death, negligence, strict liability or other similar action, in addition to the breach of any of its warranties hereunder or the violation of any applicable law or safety standard based on the use of the Scores Trademarks by or on behalf of Licensee and/or its subsidiary, affiliated or controlled company (if any). Licensee shall maintain, at its sole cost and expense, premises liability, liquor liability, workman's compensation (in the amount required by the State of New York), plate glass insurance (as per Licensee's lease), commercial liability coverage and other customary insurance. The premises, commercial, and liquor policies must provide coverage of at least $1,000,000/$1,000,000, naming Licensor as an additional insured, and providing that such policy cannot be canceled without thirty (30) days prior written notice to Licensor. In the event any claim is made against Licensor in excess of the limits of Licensee's insurance set forth above, Licensor may, at Licensee's expense, retain counsel of its own choosing to defend said claims. All insurance shall be primary and not contributory. Licensee agrees to provide Licensor with a copy of the insurance declarations and/or certificates within 20 days following the date of this Agreement. Licensee shall indemnify, defend and hold harmless Licensor, its agents, employees and affiliate or parent corporations from and against any and all loss and expense arising out of any breach by Licensee of any term of, or warranty made in, this Agreement.

10. TERMINATION.

(a) In case either party fails to perform under or commits or allows to be committed a breach of any of the several covenants and conditions herein contained, the other party shall notify such party in writing certified mail with return receipt requested, of such failure or default and such party shall then have the right to remedy such failure or default within thirty (30) days. If the default has not been cured within (defense of a claim is a "cure") said thirty (30) days of notice to the defaulting party, then the aggrieved party may terminate this Agreement immediately by a further notice in writing certified mail. If Licensor shall send notice of default to Licensee based on a failure to pay royalties, then Licensee shall cure such default within ten (10) days of notice.

(b) Any termination under this paragraph will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

(c) If a petition in bankruptcy is filed by or against Licensee, or Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for it or its business. to the fullest extent permitted by law at the time of the occurrence. the license hereby granted shall automatically terminate without any notice whatsoever being necessary. In the event this License is so terminated, Licensee. its receivers, representatives, trustees, agents, administrators, successors. and/or assigns shall have no right to sell, use. exploit or in any way deal with or in the Scores Trademarks or anything relating to it whatsoever except with and under the special consent and instructions of Licensor in writing. which they shall be obliged to follow.

(d) If a petition in bankruptcy is filed by or against Licensor, or Licensor becomes insolvent, or makes an assignment for the benefit of creditors. or any other arrangement pursuant to any bankruptcy law, or if Licensor discontinues its business or if a receiver is appointed for it or its business. to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall not automatically terminate and this Agreement shall remain in full force and effect.

(e) Upon cessation of all business as is currently operating— business operations by the Licensee at the Location for a period of greater than one hundred eighty (180) days for any reason other than Force Majeure. this Agreement shall terminate automatically.

(f) This Agreement shall also terminate should Licensee sell the business or the assets of the business. Upon such a termination, Licensee shall give Licensor at least sixty (60) days advance written notice. Upon such sale, all rights and obligations of the parties relative to this agreement shall cease and be of no further force or effect. Provided that if the business or assets shall be sold, the new purchaser will assume this licensing agreement under all its term and conditions; provided they shall be approved by the licensor. Said approval shall not be contingent on additional compensation to Licensor.

(g) The Licensee may terminate this Agreement for cause upon ninety (90) days written notice for cause. If Licensee finds such cause, Licensee shall give Licensor written notice of such cause and Licensor shall have 14 days to cure/correct cause.

(h). The Licensor may not terminate this Agreement for the first 2 years except for any material default as set forth herein or for cause. Cause for first two (2) years is non-payment and legal infraction. If Licensor finds such cause, Licensor shall give Licensee written notice of such cause and Licensee shall have 14 days to cure/correct cause.

11. CONDITIONS. This Agreement and Licensee's obligations hereunder are conditioned upon the following:

(a) Licensee obtaining within sixty (90) days of the date hereof all permits, approvals and consents including, but not limited to, liquor license and zoning and use permits in order that the Licensee may lawfully operate the Business at the Location as an adult entertainment night club and bar in the manner contemplated herein.

(b) SCRH acknowledges that Business is owned solely by Licensee and that, absent an uncured default by Licensee, Licensor will not interfere with the Business or the operation thereof and that control of the licensed business remains solely with Licensee.

12. TERM. Subject to Paragraph 10, the Term of this Agreement shall commence on the Grand Opening Day of the establishment and continue for an initial term of five (5) years with one (1) successive five (5) year renewal which will be automatic unless the Agreement is terminated in accordance with its terms, or if Licensee is in default of its payment obligations.

13. REPRESENTATION. It is expressly agreed and understood that neither party hereto is the agent or legal representative of the other and neither party has the authority, express or implied to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the two parties.

14. FORCE MAJEURE. It is understood and agreed that in the event of an act of the government, war, terrorism, fire, flood or other natural disaster, or labor or manufacturing strikes which prevent the performance of this Agreement, such nonperformance will not be considered a breach of this Agreement, and such nonperformance shall be excused while, but not longer than, the conditions described herein prevail. The period of Force Majeure shall not exceed twelve (12) months.

15. NOTICES. All notices, whenever required in this Agreement, will be in writing and sent by certified mail, return receipt requested to the addresses designated as the principal offices of the parties. Notices will be deemed to have been given two business days following mailing. A copy of all notices to Licensor shall be sent via regular mail to Scores Holding Company, Inc., 533-535 West 27th Street, New York, NY 10001, attention: Director of Licensee's and a copy of all notices to Licensee's shall be sent via regular mail to TFE, Inc. c/o G. Michael Nelson, Esq. 1005 N. Marion St. Tampa, FL. 33602.

16. CONTROLLING LAW. This Agreement shall be construed in accordance with the laws of the State of New York United States of America and jurisdiction over the parties and subject matter over any controversy arising hereunder shall be in the Courts of the State of New York or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

17. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by Licensee without the prior written consent of Licensor, and any attempts to do so without the consent of Licensor shall be void and of no effect.

18. ENTIRE AGREEMENT. This writing constitutes the entire agreement and understanding between the parties. No other oral or written agreements or representations exist or are being relied upon by either party, all being merged herein.

Any modifications or additions hereto must be made in writing and signed by both parties.

19. MISCELLANEOUS.

(a) The paragraph headings used herein are for reference purposes only and do not effect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

(b) The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

(c) This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Eight (8) pages as of the date first written above.

SCORES HOLDING COMPANY INC.

By: ______________________ By: ______________________
Robert M. Gans/Chairman

TAMPA FOOD & ENTERTAINMENT, INC.

By: ______________________ By: ______________________
Duke Mendel / President

RICK GANT

800/800

ADDENDUM

This Addendum is made and entered into effective as of the Effective Date of the Agreement ("**Agreement**") by and between Scores Holding Company, Inc. ("**Licensor**"), a New York corporation, and Tampa Food & Entertainment, Inc., ("**Licensee**") a Florida corporation.

WHEREAS, the Agreement provides that Licensee must pay Licensor monthly fees equal to the greater of (i) $10,000, or (ii) 4.99% of Licensee's Net Revenues for each calendar month;

WHEREAS, Licensee is in arrears on its payments under the Agreement for the period beginning on December 17, 2011, and ending on July 17, 2012 (the "Calculation Period") in an amount equal to $32,000 (the "Arrearage"); and

WHEREAS, the parties desire to enter into this Agreement to revise the calculation of fees under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The parties agree that to satisfy the Arrearage in full, Licensee shall pay Licensor $16,000.00 and that upon the receipt of such payment by Licensor, the Arrearage shall be deemed to be satisfied in full and Licensee shall not owe Licensee any fees or other amounts under the Agreement with respect to the Calculation Period.

2. Until such time as 4.99% of Licensee's Net Revenues for any calendar month are equal to or greater than ~~$10,000.00~~ [illegible], in lieu of the fees contained in Section 2 of the Agreement, Licensee shall pay Licensor fees in the amount of $10,000 per calendar month. Upon Licensor's receipt of such monthly payment, Licensor shall promptly pay Licensee an advertising cost rebate in an amount of $2,000.00 (the "Rebate"). In the event that Licensee does not receive the Rebate from Licensor, Licensee may deduct the amount of the unpaid Rebate from any fees paid to Licensor by Licensee in the subsequent month. When 4.99% of Licensee's Net Revenues for any calendar month are equal to or greater than $[illegible],000.00, Licensee shall no longer be entitled to the Rebate and fees due under the Agreement shall be calculated in accordance with Section 2 of the Agreement without reference to this paragraph.

SCORES HOLDING COMPANY, INC.

By:
Print Name: [illegible]
Title: [illegible]
Date: [illegible]

TAMPA FOOD & ENTERTAINMENT, INC.

By:
Print Name:
Title:
Date: